Exhibit 99.1

News Media Contact:

DynaVox

Joanne Kaufmann

Communications Manager

(412) 222-7837

Investor Contact:

ICR, LLC

Sherry Bertner

Managing Director

(646) 277-1247

DynaVox Reports Third Quarter Fiscal 2011 Results

PITTSBURGH, PA — May 11, 2011 — DynaVox (NASDAQ: DVOX), the world’s leading provider of communication and education products for individuals with significant speech, language and learning disabilities, today announced results for the third quarter ended April 1, 2011.

For the third quarter ended April 1, 2011, net sales were $28.7 million, an increase of 1.0% compared to net sales of $28.4 million for the third quarter ended April 2, 2010. Sales of the Company’s speech generating devices increased 1.3% to $22.7 million, and sales of its special education software were flat at $6.0 million from the prior year.

Gross profit for the third quarter of fiscal year 2011 declined 7.3% to $19.9 million, compared to $21.5 million in the third quarter of the prior year. The Company’s gross profit margin was 69.6%, compared to 75.8% in the prior year. The gross margin decline was due mainly to a less favorable device product mix, slightly lower margin on software sales, reduced royalty revenue, and an inventory obsolescence charge of approximately $0.5 million mainly related to a previously acquired product line.  Excluding the inventory obsolescence charge, gross margin was 71.2% for the third quarter and 70.9% for the first 39 weeks of fiscal 2011, representing declines of 460 basis points and 440 basis points, respectively, from the corresponding prior-year periods.

Operating income was $3.8 million in the third quarter of fiscal year 2011, compared to operating income of $5.3 million in the same period a year ago. Operating income for the third quarter of fiscal year 2011 included a $1.0 million impairment loss related to intangible assets and fixed assets acquired as part of the Company’s product acquisition in July 2009. Operating expenses, excluding the impairment loss, decreased $1.1 million compared to the prior year’s third quarter of $16.2 million. Excluding the $0.5 million inventory obsolescence charge and the $1.0 million impairment loss, operating income was $5.3 million for the third quarter and $6.2 for the first 39 weeks of fiscal 2011.

Third quarter GAAP net income was $0.7 million, or $0.07 per share. Adjusted pro forma net income and adjusted pro forma net income per share, as defined below, were $2.6 million, or $0.09 per share, for the third quarter of fiscal year 2011.

Adjusted EBITDA, as defined below, declined 14.0% in the third quarter of fiscal year 2011 to $6.5 million, from $7.6 million in the previous year.

“In spite of the ongoing macroeconomic challenges, during the third quarter we saw some signs of improvements and our consolidated top line was roughly equal to the last year,” said Ed Donnelly, DynaVox’s Chief Executive Officer. “Sales trends across both devices and software provide validation of our efforts to adapt to the environment as well as the fact that the demand for our products and services remains intact. We are encouraged by the steady sequential upside trend in our U.S. device business, which comprises almost three fourths of our total revenue.”

Results for the Thirty-Nine Weeks Ended April 1, 2011

For the thirty-nine weeks ended April 1, 2011, net sales declined 7.0% to $75.8 million, compared to $81.2 million in the same period last year.

Gross profit for the first thirty-nine weeks of fiscal 2011 declined 13.1% to $53.2 million, compared to $61.2 million in the same period last year. The Company’s gross profit margin decreased to 70.2% from 75.3% in the same period last year.

Operating income for the thirty-nine weeks ended April 1, 2011 was $4.7 million, compared to $15.2 million in the prior year period.

GAAP net income for the thirty-nine weeks ended April 1, 2011 was $0.3 million, or $0.03 per share.  Adjusted pro forma net income for the thirty-nine weeks, as defined by the Company, was $2.1 million, or $0.07 per share.

Adjusted EBITDA for the first thirty-nine weeks of fiscal 2011 was $11.2 million, compared to $20.8 million in the same period last year.

Fiscal 2011 Guidance

For fiscal year 2011, the Company now projects net sales to decline in the range of 6% to 8% compared to the previously expected decline of 10% to 15% from fiscal year 2010. The Company continues to expect Adjusted EBITDA for fiscal year 2011 to be between $19.0 million and $23.0 million and adjusted pro forma net income per share in the range of $0.21 to $0.27 per share.

Conference Call

The conference call is scheduled to begin at 4:45 p.m. EDT on May 11, 2011. The call will be broadcast live over the Internet, hosted at the Investor Relations section of DynaVox’s website at http://ir.dynavoxtech.com/index.cfm, and will be archived online through May 25, 2011. In addition, listeners may dial (877) 312-5529 in North America, and international listeners may dial (253) 237-1147.  Participants from the Company will be Ed Donnelly, Chief Executive Officer, and Ken Misch, Chief Financial Officer.

A telephonic playback will be available from 7:45 p.m. EDT, May 11, 2011 through May 25, 2011. To hear the playback participants may dial (800) 642-1687 and international listeners may dial (706) 645-9291. The conference ID number is 61594173.

Explanatory Note and Non-GAAP Financial Measures

DynaVox Inc. completed an initial public offering (IPO) on April 27, 2010. As a result of the IPO and certain other recapitalization transactions, DynaVox Inc. became the sole managing member of and has a controlling interest in DynaVox Systems Holdings LLC and its subsidiaries (“DynaVox Holdings” or “Predecessor”). References to “DynaVox,” the “Company,” and “Successor” refer, subsequent to the IPO and related transactions, to DynaVox Inc. and its consolidated subsidiaries and these references (other than “Successor”) refer, prior to the IPO and related transactions, to DynaVox Holdings.

This release presents adjusted pro forma net income, which as defined by the Company represents net income before non-controlling interest and after pro forma corporate income tax expense applied at an assumed 38.0% rate, which includes a provision for U.S. federal income taxes, assumes the highest statutory rates apportioned to each state, local and/or foreign jurisdiction and assumes the full exchange of Holdings Units of DynaVox Holdings into Class A Common Stock. Adjusted pro forma net income also excludes the effect of the above-described impairment loss related to intangible assets and fixed assets acquired as part of the Company’s previous product acquisition. Adjusted pro forma net income per share consists of adjusted pro forma net income divided by the aggregate number of the Company’s Class A Common Stock outstanding, assuming full exchange of Holdings Units of DynaVox Holdings into Class A Common Stock of DynaVox Inc. and giving effect to the dilutive impact, if any, of stock options and restricted stock awards. The Company believes that Adjusted Pro Forma Net Income, when presented together with the comparable measure presented in accordance with GAAP, is useful to investors to assist in their understanding of the effect of the Company’s organizational structure on its reported results and also in comparing the Company’s results across different periods.

This release also presents Adjusted EBITDA, as defined by the Company as the income before income taxes, interest income, interest expense, depreciation, amortization and other adjustments noted in the table below.

Adjusted EBITDA, adjusted pro forma net income and adjusted pro forma net income  per share, however, do not represent and should not be considered as an alternative to net income, net income per share or cash flow from operating activities, as determined in accordance with GAAP, and our calculations thereof may not be comparable to similarly entitled measures reported by other companies.

Forward-Looking Statements

This press release contains forward-looking statements, including the information presented above under the caption “Fiscal 2011 Guidance” which reflect our current views with respect to, among other things, our operations and financial performance. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “projects”, “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. We believe these factors include but are not limited to those described under “Risk Factors” in our Annual Report on Form 10-K, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the Annual Report on Form 10-K and other filings. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. In addition, our expectations with respect to net sales, Adjusted EBITDA and adjusted pro forma net income per share for fiscal year 2011 reflect an assumption that our revenues for the fourth quarter of fiscal year 2011 will decrease between 4% and 11% as compared to the fourth quarter of fiscal year 2010. Our actual results for fiscal year 2011 may differ from current expectations if these assumptions prove inaccurate due to continued deterioration in the funding environment or otherwise.

About DynaVox Inc.

DynaVox Inc. (NASDAQ: DVOX) is a publicly traded holding Company with its headquarters in Pittsburgh, Pennsylvania, whose primary operating entities are DynaVox Systems LLC and Mayer-Johnson LLC. DynaVox is the leading provider of speech generating devices and symbol-adapted special education software used to assist individuals in overcoming their speech, language and learning challenges. These solutions are designed to help individuals who have complex communication and learning needs participate in the home, classroom and community. Our mission is to enable our customers to realize their full communication and education potential by developing industry-leading devices, software and content and by providing the services to support them. We assist individuals, families, and professionals with an extensive field support organization, as well as centralized technical and reimbursement support. For more information, visit www.dynavoxtech.com.

DYNAVOX INC. AND SUBSIDIARIES

 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except share and per share amounts)

	Successor	Predecessor	Successor	Predecessor
	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	April 1, 2011	April 2, 2010	April 1, 2011	April 2, 2010

NET SALES	$28,668	$28,382	$75,763	$81,245
COST OF SALES	8,726	6,881	22,547	20,030
GROSS PROFIT	19,942	21,501	53,216	61,215
OPERATING EXPENSES:
Selling and marketing	8,296	8,955	25,780	26,490
Research and development	2,344	2,641	7,236	7,223
General and administrative	4,350	4,527	14,114	11,311
Amortization of certain intangibles	112	121	334	962
Impairment loss	1,018	—	1,018	—
Total operating expenses	16,120	16,244	48,482	45,986
INCOME FROM OPERATIONS	3,822	5,257	4,734	15,229
OTHER INCOME (EXPENSE):
Interest income	17	7	30	38
Interest expense	(668)	(1,908)	(2,014)	(5,838)
Change in fair value and net loss on interest rate swap agreements	(5)	(216)	(81)	(665)
Other expense—net	(34)	(10)	(269)	(84)
Total other expense-net	(690)	(2,127)	(2,334)	(6,549)
INCOME BEFORE INCOME TAXES	3,132	3,130	2,400	8,680
INCOME TAX EXPENSE	341	248	334	414
NET INCOME ATTRIBUTABLE TO THE CONTROLLING AND NON-CONTROLLING INTERESTS	$2,791	$2,882	$2,066	$8,266
Less: net income attributable to the non-controlling interests	(2,140)		(1,767)
NET INCOME ATTRIBUTABLE TO DYNAVOX INC.	$651		$299
Weighted-average shares of Class A common stock outstanding:
Basic	9,375,000		9,375,000
Diluted	9,375,000		9,375,000
Net income available to Class A common stock per share:
Basic	$0.07		$0.03
Diluted	$0.07		$0.03

DYNAVOX INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	Successor	Successor
	April 1, 2011	July 2, 2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$12,246	$20,777
Trade receivables—net	17,384	17,741
Other receivables	323	503
Inventories—net	5,885	6,808
Prepaid expenses and other current assets	1,082	1,210
Deferred taxes	728	728
Total current assets	37,648	47,767
PROPERTY AND EQUIPMENT—Net	6,763	7,065
GOODWILL AND INTANGIBLES—Net	90,671	92,177
DEFERRED TAXES	41,525	41,474
OTHER ASSETS	2,414	2,683
TOTAL ASSETS	$179,021	$191,166
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$1,875	$3,961
Trade accounts payable	5,664	5,541
Other liabilities	9,331	14,562
Total current liabilities	16,870	24,064
LONG-TERM DEBT	40,300	44,200
OTHER LONG-TERM LIABILITIES	42,834	45,038
Total liabilities	100,004	113,302

STOCKHOLDERS’ EQUITY	79,017	77,864
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$179,021	$191,166

DYNAVOX INC. AND SUBSIDIARIES

 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Successor	Predecessor	Successor	Predecessor
	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	April 1, 2011	April 2, 2010	April 1, 2011	April 2, 2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by operating activities	$5,220	$4,299	$3,652	$11,736
CASH FLOWS FROM INVESTING ACTIVITIES:
Cash used in investing activities	(503)	(4,587)	(2,828)	(7,925)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net cash used in financing activities	(5,092)	(2,572)	(9,440)	(6,691)
EFFECT OF CURRENCY EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	45	7	85	40
NET DECREASE IN CASH AND CASH EQUIVALENTS	(330)	(2,853)	(8,531)	(2,840)
CASH AND CASH EQUIVALENTS:
Beginning of period	12,576	12,644	20,777	12,631
End of period	$12,246	$9,791	$12,246	$9,791

DYNAVOX INC. AND SUBSIDIARIES

ADJUSTED EBITDA

(Unaudited)

(In thousands)

	Successor	Predecessor	Successor	Predecessor
	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	April 1, 2011	April 2, 2010	April 1, 2011	April 2, 2010

Adjusted EBITDA(1)	$6,522	$7,576	$11,215	$20,803

(1)          Adjusted EBITDA represents income (loss) before income taxes, interest income, interest expense, impairment loss, depreciation and amortization and the other adjustments noted in the table below.

	Adjusted EBITDA Reconciliation
	Successor	Predecessor	Successor	Predecessor
	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	April 1, 2011	April 2, 2010	April 1, 2011	April 2, 2010
	(Amounts in thousands)

Income before income taxes	$3,132	$3,130	$2,400	$8,680
Depreciation	880	724	2,543	2,147
Amortization	231	242	694	1,192
Interest income	(17)	(7)	(30)	(38)
Interest expense	668	1,908	2,014	5,838
Change in fair value and net loss on interest rate swaps	5	216	81	665
Other (income) expense, net (a)	24	(3)	225	—
Equity-based compensation	525	239	1,584	573
Employee severance and other costs	64	463	308	621
Acquisition costs (b)	(80)	34	161	345
Management fees (c)	—	75	—	225
Impairment loss	1,018	—	1,018	—
Other adjustments (d)	72	555	217	555
Adjusted EBITDA	$6,522	$7,576	$11,215	$20,803

(a)          Excludes realized foreign currency gains or losses.

(b)         Legal, accounting and other external costs related to the purchase of certain assets and liabilities of Blink-Twice Inc. and the purchase of Eye Response Technologies, Inc. including certain post-closing expenses which may be reimbursed to the Company at a later date under the terms of the applicable agreements.

(c)          Prior to April 21, 2010, we received advisory services from Vestar and certain pre-IPO owners. These arrangements concluded on April 21, 2010.

(d)         Includes certain amounts related to other taxes, executive recruiting fees, relocation and other costs.

DYNAVOX INC. AND SUBSIDIARIES

ADJUSTED PRO FORMA NET INCOME

(Unaudited)

(Dollars in thousands, except share and per share amounts)

	Thirteen Weeks Ended	Thirty-nine Weeks Ended
	April 1, 2011	April 1, 2011

Net income attributable to DynaVox Inc.	$651	$299

Adjustments:
Net income attributable to the non-controlling interest	2,140	1,767
Impairment loss	1,018	1,018
Income taxes	(1,236)	(965)
Total adjustments	1,922	1,820

Adjusted pro forma net income	$2,573	$2,119

Pro forma shares outstanding	29,820,699	29,830,222

Adjusted pro forma net income per share	$0.09	$0.07

Adjusted pro forma net income, as defined by DynaVox, represents net income before non-controlling interest and after pro forma corporate income tax expense applied at an assumed 38.0% rate, which includes a provision for U.S. federal income taxes, assumes the highest statutory rates apportioned to each state, local and/or foreign jurisdiction and assumes the full exchange of Holdings Units into Class A Common Stock as described below.  Adjusted pro forma net income also excludes the effect of the above-described impairment loss related to intangible assets and fixed assets acquired as part of the Company’s previous product acquisition.  Adjusted pro forma net income per share consists of adjusted pro forma net income, divided by the aggregate number of the Company’s Class A Common Stock outstanding, assuming full exchange of Holdings Units of DynaVox Holdings into Class A Common Stock of DynaVox Inc. and giving effect to the dilutive impact, if any, of stock options and restricted stock awards.

The table above provides a reconciliation of net income to adjusted pro forma net income and adjusted pro forma net income per share.

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